Exhibit 99.1

PRESS RELEASE

San Luis Obispo, California

January 18, 2005

Contact:  Anita M. Robinson (805) 782-5000

Mission Community Bank Appoints New Chief Financial Officer

Ronald B. Pigeon has been appointed to serve as Executive Vice President/Chief Financial Officer for Mission Community Bank, and its holding company, Mission Community Bancorp after receiving all required regulatory approvals.

Mr. Pigeon will assume all the responsibilities of the Chief Financial Officer position, including SEC financial and regulatory reporting.  Mr. Pigeon is a Certified Public Accountant and holds a MBA degree from Wayne State University, Detroit, Michigan, and a BA degree from Albion College, Albion, Michigan.

Mr. Pigeon has over twenty-seven years of corporate accounting and finance experience.  He most recently served as Senior Vice President and Controller with Humboldt Bancorp located in Roseville, California (2003 to 2004); and as Controller and Chief Financial Officer for 722 Redemption Funding, Inc. located in Cincinnati, Ohio (1999 to 2003).  He also served as Controller for Trans Financial, Inc. in Bowling Green, Kentucky, a $2 billion publicly held bank and holding company from 1993 to 1998.

“Ron Pigeon brings a higher level of financial expertise to our bank, which will better position us in terms of our regulatory and financial reporting, risk management and in planning for future growth,” stated Anita Robinson, President and Chief Executive Officer.

Mission Community Bancorp, a bank holding company, is sole shareholder of Mission Community Bank with offices in San Luis Obispo, Paso Robles, Arroyo Grande and Nipomo, California.   The bank has also opened a new Business Banking Center which is located at 3480 South Higuera in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  As a Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.

Please visit www.missioncommunitybank.com for more information on Mission Community Bank.

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act ant the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Annual Report on Form 10-KSB the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.